February 22, 2016
PDC Energy Announces 2015 Year-End and Fourth Quarter Operating and Financial Results; Well Cost Savings Reduce 2016 Capital Forecast to $420 to $450 Million
DENVER, CO, February 22, 2016: PDC Energy, Inc. ("PDC" or the "Company") (NASDAQ: PDCE) today reported its 2015 year-end and fourth quarter operating and financial results.

2015 Highlights

•	Achieved 65% production growth from continuing operations over 2014 to 15.4 million barrels of oil equivalent (“MMBoe”), or 42,100 barrels of oil equivalent per day ("Boe/d").

•	Average crude oil production of 19,130 barrels per day (“Bbls/d”), 45% of 2015 total production and a 62% increase over 2014 levels.

•	Maintained conservative debt metrics and strong liquidity throughout 2015.

•	Increased proved reserves 9% to 273 million barrels of oil equivalent (“MMBoe”) with reserve replacement of 247%.

•	Increased cash flow from operations 74% to $411 million in 2015.

CEO Commentary

Bart Brookman, Chief Executive Officer and President, commented, “PDC successfully navigated the significant challenges and great uncertainty faced by the industry in 2015. Our ability to succeed in these turbulent conditions is a tribute to our employees, assets and financial strength. This time last year, we promised to focus on maintaining a strong balance sheet with top-tier debt metrics, and exit 2015 having improved on both fronts. Organic production grew an astounding 65% and created tremendous momentum into what appears to be another demanding year.

Since we issued our 2016 budget in early December 2015, we have seen oil prices continue to deteriorate. Offsetting this, well costs in the Wattenberg Field have decreased by approximately 10% to $2.6, $3.6 and $4.6 million for

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standard-, mid-, and extended-reach laterals, respectively. We estimate this will result in $40 million of savings to our current capital plan. Additionally, our expected oil differential in Wattenberg has improved from less than $8 to less than $7 per barrel for 2016. We continue to closely monitor commodity prices, our cost structure and their impact on our development plan, with our primary focus on maintaining a strong balance sheet and liquidity and the capital discipline needed to provide value-driven growth.”

Financial Results

Full Year 2015 Results

Net loss for 2015 was $68.3 million, or $1.74 per diluted share, compared to net income of $155.4 million, or $4.24 per diluted share, for 2014. The year-over-year difference was primarily attributable to lower commodity prices and a year-over-year decrease in commodity price risk management gains. Net loss in 2015 and net income in 2014 included $161.6 and $167.3 million, respectively, of impairments primarily related to the Company’s Utica Shale asset as a result of low commodity prices.

Adjusted net loss, a non-GAAP meassure defined below, was $46.1 million, or $1.18 per diluted share in 2015 compared to $37.7 million, or $1.03 per diluted share in 2014. Adjusted net income for 2015, excluding the Utica impairment was $44.2 million, or $1.13 per diluted share.

Net cash from operating activities was $411.1 million for 2015, compared to $236.7 million for 2014. Adjusted cash flows from operations, a non-GAAP financial measure defined below, were $420.8 million for 2015, compared to $250.2 million in 2014. The increase in 2015 cash flows is primarily a result of increased production.

Crude oil, natural gas and NGLs sales, excluding net settlements on derivatives, decreased 20% to $378.7 million in 2015, compared to $471.4 million in 2014. The crude oil equivalent sales price, excluding net settlements on derivatives, decreased 51% to $24.64 in 2015 compared to $50.72 in 2014. Including the settlements on derivatives, crude oil, natural gas and NGLs revenues increased 31% to $617.6 million in 2015 from $470.6 million in 2014.

Net commodity price risk management activities for 2015 resulted in a gain of $203.2 million. The gain was comprised of $238.9 million in net settlements and a $35.7 million decrease in fair value of unsettled derivatives.

Production costs for 2015, which include lease operating expenses ("LOE"), production taxes and transportation, gathering and processing expenses, were $85.6 million, or $5.57 per Boe, approximately 29% less on a per Boe basis compared to $72.6 million, or $7.81 per Boe, for 2014. The decrease in production costs on a per Boe basis in 2015 was primarily related to increased production volumes. LOE on a per Boe basis was $3.71 for 2015, approximately 19% less than 2014 levels of $4.56. Overhead and other production expenses, formerly included in production costs,

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has been reclassified as general and administrative expense (“G&A”) and Impairment to more closely align with standard industry practice.

G&A was $90.0 million for 2015 compared to $123.6 million in 2014. G&A reclassified from production costs was approximately $9.0 million in 2015 and $7.7 million in 2014 as shown in the table below. The decrease in G&A in 2015 was primarily due to $40.3 million of litigation expenses incurred in 2014 partially offset by an incremental increase of $8.2 million in payroll and benefits and non-cash stock-based charges. G&A, net of the one-time litigation expenses, decreased 35% on a per Boe basis to $5.86 for 2015, compared to $8.96 per Boe for 2014, due to the increase in production volumes.

Re-classified Full-Year Production Costs and G&A

	Previous Method		Current Method
	Twelve Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(in millions, except per Boe data)
Lease operating expenses	$54.0	$40.5	$57.0	$42.4
Production taxes	18.4	25.6	18.4	25.6
Transportation, gathering and processing expenses	10.2	4.6	10.2	4.6
Overhead and other production expenses	15.7	12.9	—	—
General and administrative expenses	81.0	115.9	90.0	123.6
Impairment of crude oil and natural gas properties	157.9	163.5	161.6	166.8
Total	$337.2	$363.0	$337.2	$363.0
Lease operating expenses per Boe	$3.52	$4.36	$3.71	$4.56

Depreciation, depletion and amortization expense ("DD&A") related to crude oil and natural gas properties was $298.8 million, or $19.44 per Boe, in 2015, compared to $188.5 million, or $20.28 per Boe, in 2014. The increase in 2015 compared to 2014 was due to increased production more than offsetting the decrease in weighted-average DD&A rate. DD&A from all sources was $303.3 million in 2015 compared to $192.5 million in 2014.

Interest expense for 2015 was $47.6 million compared to $47.8 million for 2014. The slight decrease in interest expense was primarily related to an increase of $1.6 million in capitalized interest partially offset by higher average borrowings on the Company’s revolving credit facility.

PDC's available liquidity as of December 31, 2015 was $652.2 million, compared to $648.4 million as of December 31, 2014 and included $250 million of uncommitted borrowing base on the Company’s revolving credit facility. The

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increase in liquidity is partially attributable to adjusted cash flows from operations exceeding capital expenditures in both the third and fourth quarters of 2015. The Company, as of December 31, 2015, had $37.0 million drawn on its revolving credit facility, and cash and cash equivalents of $0.9 million. The Company incurred capital expenditures, net of changes to accounts payable, of $560 million during 2015, slightly above guidance due to higher than anticipated fourth quarter non-operated activity and working interests in operated wells.

Fourth Quarter 2015 Results

Net income for the fourth quarter of 2015 was $3.0 million, or $0.07 per diluted share, compared to $131.8 million, or $3.64 per diluted share, for the fourth quarter of 2014. The difference in net income was due to the dramatic decrease in commodity prices in the fourth quarter of 2014 resulting in a commodity price risk management gain of $297.6 million compared to $62.0 million in the fourth quarter of 2015. Adjusted net income was $12.0 million for the fourth quarter of 2015, compared to adjusted net loss of $39.9 million for the same 2014 period.

Net cash from operating activities was $128.1 million in the fourth quarter of 2015, compared to net cash from operating activities of $34.7 million in the fourth quarter of 2014. The year-over-year increase in net cash from operating activities was primarily due to an increase in net settlements from derivatives to $76.5 million in the fourth quarter of 2015, from $20.7 million in the comparable 2014 period. Adjusted cash flows from operations were $127.2 million in the fourth quarter of 2015, compared to $69.9 million in the same 2014 period.

Fourth quarter 2015 production from continuing operations increased 85% to 51,980 Boe/d compared to 28,060 Boe/d in the fourth quarter of 2014, and increased 11% compared to 47,020 Boe/d in the third quarter of 2015. The increase in fourth quarter 2015 production was primarily due to ongoing successful horizontal drilling in the Wattenberg Field.

Crude oil, natural gas and NGLs sales revenues were $103.2 million in the fourth quarter of 2015, compared to $99.9 million in the fourth quarter of 2014. The average sales price, excluding net settlements on derivatives, was $21.58 per Boe for the fourth quarter of 2015, compared to $38.68 per Boe for the same 2014 period. The decline in average sales price per Boe was primarily attributable to lower oil and NGL prices.

Net commodity price risk management activities for the fourth quarter of 2015 resulted in a gain of $62.0 million, which was comprised of $76.5 million of positive net settlements on derivatives and a decrease of $14.5 million in fair value of unsettled derivatives.

Production costs were $23.0 million, or $4.82 per Boe, for the fourth quarter of 2015, compared to $15.3 million, or $5.94 per Boe, for the fourth quarter of 2014. The reduction in production costs on a Boe basis was primarily attributable to increased production volumes.

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G&A was $27.9 million for the fourth quarter of 2015, up from $21.0 million for the fourth quarter of 2014, primarily due to an increase in non-cash stock based charges. G&A on a per Boe basis was $5.84 for the fourth quarter of 2015, a decrease of 28% from the 2014 level of $8.13.

Re-classified Quarterly Production Costs and G&A

	Previous Method		Current Method
	Three Months Ended December 31,		Three Months Ended December 31,
	2015	2014	2015	2014
	(in millions, except per Boe data)
Lease operating expenses	$13.2	$10.8	$14.2	$11.1
Production taxes	5.2	2.9	5.2	2.9
Transportation, gathering and processing expenses	3.6	1.3	3.6	1.3
Overhead and other production expenses	5.1	4.0	—	—
General and administrative expenses	25.1	19.3	27.9	21.0
Impairment of crude oil and natural gas properties	(0.9)	159.9	0.4	161.9
Total	$51.3	$198.2	$51.3	$198.2
Lease operating expenses per Boe	$2.78	$4.21	$2.97	$4.30

DD&A was $96.4 million, or $20.16 per Boe, in the fourth quarter of 2015, compared to $50.4 million, or $19.51 per Boe, in the fourth quarter of 2014. The increase in comparative periods was due to higher production volumes and a higher per Boe DD&A rate in the Wattenberg Field.

Interest expense for the fourth quarter of 2015 was $12.2 million compared to $11.6 million for the fourth quarter of 2014. The increase in interest expense was primarily related to a higher average balance on the Company’s revolving credit facility throughout the fourth quarter of 2015.

Oil and Gas Production and Sales Data
The following table provides production from continuing operations by area, as well as the weighted-average sales price, for the three and twelve months ended December 31, 2015 and 2014, excluding net settlements on derivatives:

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	Three Months Ended December 31,			Twelve Months Ended December 31,
	2015	2014	Percent	2015	2014	Percent

Crude oil (MBbls)
Wattenberg Field	1,980.9	1,053.6	88.0%	6,490.4	4,026.7	61.2%
Utica Shale	107.0	76.0	40.8%	493.4	295.2	67.1%
Total	2,087.9	1,129.6	84.8%	6,983.8	4,321.9	61.6%

Weighted-Average Sales Price	$35.26	$61.33	(42.5)%	$40.14	$80.67	(50.2)%

Natural gas (MMcf)
Wattenberg Field	9,712.1	5,137.1	89.1%	30,752.8	17,108.9	79.7%
Utica Shale	592.6	549.8	7.8%	2,548.9	2,152.9	18.4%
Other	—	—	*	—	36.2	*
Total	10,304.7	5,686.9	81.2%	33,301.7	19,298.0	72.6%

Weighted-Average Sales Price	$1.81	$3.47	(47.8)%	$2.04	$3.87	(47.3)%

NGLs (MBbls)
Wattenberg Field	923.4	454.4	103.2%	2,615.9	1,605.7	62.9%
Utica Shale	53.4	49.6	7.7%	219.4	150.5	45.8%
Total	976.8	504.0	93.8%	2,835.3	1,756.2	61.4%

Weighted-Average Sales Price	$11.26	$21.57	(47.8)%	$10.72	$27.39	(60.9)%

Crude oil equivalent (MBoe)
Wattenberg Field	4,522.9	2,364.1	91.3%	14,231.7	8,483.8	67.8%
Utica Shale	259.2	217.3	19.3%	1,137.7	804.6	41.4%
Other	—	—	*	—	6.0	*
Total	4,782.1	2,581.4	85.3%	15,369.4	9,294.4	65.4%

Weighted-Average Sales Price	$21.58	$38.68	(44.2)%	$24.64	$50.72	(51.4)%

Commodity Price Risk Management Activities

PDC uses various derivative instruments to manage fluctuations in crude oil and natural gas prices. The Company has in place a series of collars and fixed price and basis swaps on a portion of its expected crude oil and natural gas production. For details of its hedge positions, refer to PDC's Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) for the related quarterly period.

Non-GAAP Financial Measures

PDC uses "adjusted cash flows from operations," "adjusted net income (loss)" and "adjusted EBITDA," non-U.S. GAAP financial measures, for internal management reporting, when evaluating period-to-period changes and when

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providing public guidance on possible future results. PDC believes that each of these measures is useful in providing transparency with respect to certain aspects of its operations. Each of these measures is calculated by eliminating the items set forth in the relevant table below from the most closely comparable U.S. GAAP measure. See Management's Discussion and Analysis of Financial Condition and Results of Operation - Reconciliation of Non-U.S. GAAP Financial Measures in PDC's Annual Report on Form 10-K for the year ended December 31, 2015, and other subsequent filings with the SEC, for additional disclosure concerning these non-U.S. GAAP measures. These measures are not measures of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, net income, cash flows from operations, investing or financing activities or other U.S. GAAP financial measures, and should not be viewed as liquidity measures or indicators of cash flows reported in accordance with U.S. GAAP. The non-U.S. GAAP financial measures that PDC uses may not be comparable to similarly titled measures reported by other companies. Also, in the future, PDC may disclose different non-U.S. GAAP financial measures in order to help its investors more meaningfully evaluate and compare its future results of operations to its previously reported results of operations. PDC strongly encourages investors to review the Company's financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

The following three tables provide reconciliations of adjusted cash flows from operations, adjusted net income (loss) and adjusted EBITDA to their most comparable U.S. GAAP measures (in millions, except per share data):

Adjusted Cash Flows from Operations
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Adjusted cash flows from operations:
Net cash from operating activities	$128.1	$34.7	$411.1	$236.7
Changes in assets and liabilities	(0.9)	35.2	9.7	13.5
Adjusted cash flows from operations	$127.2	$69.9	$420.8	$250.2

Adjusted Net Income (Loss)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Adjusted net income (loss):
Net income (loss)	$3.0	$131.8	$(68.3)	$155.4
Gain on commodity derivative instruments	(62.0)	(297.6)	(203.2)	(309.3)
Net settlements on commodity derivative instruments	76.5	20.7	239.0	(2.0)
Tax effect of above adjustments	(5.5)	105.2	(13.6)	118.2
Adjusted net income (loss)	$12.0	$(39.9)	$(46.1)	$(37.7)
Weighted-average diluted shares outstanding	41.3	36.1	39.2	36.7
Adjusted diluted net income (loss) per share	$0.29	$(1.11)	$(1.18)	$(1.03)

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Adjusted EBITDA*
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net loss to adjusted EBITDA:
Net income (loss)	$3.0	$131.8	$(68.3)	$155.4
Gain on commodity derivative instruments	(62.0)	(297.6)	(203.2)	(309.3)
Net settlements on commodity derivative instruments	76.5	20.7	239.0	(2.0)
Interest expense, net	11.0	10.6	42.8	48.6
Income tax provision	2.3	82.6	(38.3)	99.2
Impairment of crude oil and natural gas properties	0.4	161.9	161.6	167.3
Depreciation, depletion and amortization	96.4	50.4	303.3	201.7
Accretion of asset retirement obligations	1.5	0.9	6.3	3.4
Adjusted EBITDA	$129.1	$161.3	$443.2	$364.3

Cash from operating activities to adjusted EBITDA:
Net cash from operating activities	$128.1	$34.7	$411.1	$236.7
Interest expense, net	11.0	10.6	42.8	48.6
Stock-based compensation	(5.8)	(4.4)	(20.1)	(17.5)
Amortization of debt discount and issuance costs	(1.7)	(1.7)	(7.0)	(6.9)
Gain on sale of properties and equipment	0.1	76.4	0.4	76.0
Other	(1.7)	10.5	6.3	13.9
Changes in assets and liabilities	(0.9)	35.2	9.7	13.5
Adjusted EBITDA	$129.1	$161.3	$443.2	$364.3

*Amounts include results from continuing and discontinued operations.

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PDC ENERGY, INC.
Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Revenues
Crude oil, natural gas and NGLs sales	$103,193	$99,857	$378,713	$471,413
Sales from natural gas marketing	2,584	8,922	10,920	71,571
Commodity price risk management gain (loss), net	62,013	297,643	203,183	310,304
Well operations, pipeline income and other	844	1,269	2,510	2,919
Total revenues	168,634	407,691	595,326	856,207
Costs, expenses and other
Lease operating expenses	14,244	11,050	56,992	42,402
Production taxes	5,237	2,950	18,443	25,615
Transportation, gathering and processing expenses	3,567	1,331	10,151	4,592
Cost of natural gas marketing	2,842	9,370	11,717	72,015
Exploration expense	290	174	1,102	947
Impairment of crude oil and natural gas properties	413	161,914	161,620	166,847
General and administrative expense	27,908	20,989	89,959	123,559
Depreciation, depletion and amortization	96,385	50,363	303,258	192,528
Accretion of asset retirement obligations	1,551	873	6,293	3,415
(Gain) loss on sale of properties and equipment	(83)	(70)	(385)	507
Total cost, expenses and other	152,354	258,944	659,150	632,427
Income (loss) from operations	16,280	148,747	(63,824)	223,780
Interest expense	(12,187)	(11,643)	(47,571)	(47,842)
Interest income	1,181	981	4,807	1,290
Income (loss) from continuing operations before income taxes	5,274	138,085	(106,588)	177,228
Provision for income taxes	(2,252)	(54,115)	38,308	(69,967)
Income (loss) from continuing operations	3,022	83,970	(68,280)	107,261
Income from discontinued operations, net of tax	—	47,782	—	48,174
Net income (loss)	$3,022	$131,752	$(68,280)	$155,435

Earnings per share:
Basic
Income (loss) from continuing operations	$0.08	$2.34	$(1.74)	$3.00
Income from discontinued operations, net of tax	—	1.33	—	1.34
Net income (loss)	$0.08	$3.67	$(1.74)	$4.34
Diluted
Income (loss) from continuing operations	$0.07	$2.32	$(1.74)	$2.93
Income from discontinued operations, net of tax	—	1.32	—	1.31
Net income (loss)	$0.07	$3.64	$(1.74)	$4.24

Weighted-average common shares outstanding:
Basic	40,094	35,847	39,153	35,784
Diluted	41,264	36,146	39,153	36,678

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2015 Fourth Quarter and Year-End Teleconference and Webcast
PDC plans to host a conference call with investors to discuss 2015 fourth quarter and year-end results. The Company invites you to join Bart Brookman, President and Chief Executive Officer; Gysle Shellum, Chief Financial Officer; Lance Lauck, Executive Vice President Corporate Development and Strategy; and Scott Reasoner, Senior Vice President Operations, for a conference call on Monday, February 22, 2015, for a discussion of its results. The related slide presentation will be available on PDC's website at www.pdce.com.
Conference Call and Webcast:
Date/Time: Monday, February 22, 2015, 11:00 a.m. ET
Webcast available at: www.pdce.com
Domestic (toll free): 877-312-5520
International: 253-237-1142
Conference ID: 38941230

Replay Numbers:
Domestic (toll free): 855-859-2056
International: 404-537-3406
Conference ID: 38941230

The replay of the call will be available for six months on PDC's website at www.pdce.com.

Upcoming Investor Presentations

PDC is scheduled to present at the following conferences: Credit Suisse Energy Summit in Vail, CO on Tuesday, February 23, 2016 and The Howard Weil Energy Conference in New Orleans on Tuesday, March 24, 2016.

About PDC Energy, Inc.

PDC Energy, Inc. is a domestic independent exploration and production company that produces, develops, acquires and explores for crude oil, natural gas and NGLs with operations in the Wattenberg Field in Colorado and in the Utica Shale in southeastern Ohio. Its operations are focused on the liquid-rich horizontal Niobrara and Codell plays in the Wattenberg Field and the condensate and wet gas portion of the Utica Shale play. PDC is included in the S&P SmallCap 600 Index and the Russell 2000 Index of Companies.

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NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding PDC's business, financial condition, results of operations and prospects. All statements other than statements of historical facts included in and incorporated by reference into this release are forward-looking statements. Words such as expects, forecast, guidance, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein, which may include statements regarding PDC's future potential cost savings, future capital expenditures and opportunities and future growth and management's strategies, plans and objectives. However, these are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this press release reflect the Company's good faith judgment, such statements can only be based on facts and factors currently known to PDC. Consequently, forward-looking statements are inherently subject to risks and uncertainties, including risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of crude oil, natural gas and NGLs, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	revised capital and production forecasts, including increased or decreased anticipated projects;

•	future exploration, drilling and development activities, including expected rig counts;

•	potential additional revisions to the 2016 capital and production forecasts;

•	changes in hydrocarbon production volumes and demand, including economic conditions that might impact demand;

•	volatility of commodity prices for crude oil, natural gas and NGLs, including the risk of an extended period of low commodity prices;

•
the impact of governmental policies and/or regulations, including changes in environmental and other laws, the interpretation and enforcement related to those laws and regulations, liabilities arising thereunder and the costs to comply with those laws and regulations;

•	potential declines in the value of crude oil, natural gas and NGLs properties resulting in further impairments;

•	potential inability to achieve expected improvements in efficiency and drilling results or expected cost savings;

•	changes in estimates of proved reserves;

•	inaccuracy of reserve estimates and expected production rates;

•	potential for production decline rates from wells being greater than expected;

•	timing and extent of success in discovering, acquiring, developing and producing reserves;

•	ability to secure leases, drilling rigs, supplies and services at reasonable prices;

•	impact of high line pressure;

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•
availability of sufficient pipeline, gathering and other transportation facilities and related infrastructure to process and transport our production and the impact of these facilities and regional capacity on the prices received for production;

•	timing and receipt of necessary regulatory permits;

•	risks incidental to the drilling and operation of crude oil and natural gas wells;

•	future cash flows, liquidity and financial condition;

•	competition within the oil and gas industry;

•	availability and cost of capital;

•	reductions in the borrowing base under the revolving credit facility;

•	success in marketing crude oil, natural gas and NGLs;

•	effect of crude oil and natural gas derivatives activities;

•	impact of environmental events, governmental and other third-party responses to such events, and the ability to insure adequately against such events;

•	cost of pending or future litigation;

•	effect that acquisitions we may pursue have on capital expenditures;

•	ability to retain or attract senior management and key technical employees; and

•	success of strategic plans, expectations and objectives for future operations.

Further, PDC urges you to carefully review and consider the cautionary statements made in this press release and the Company's filings with the SEC for further information on risks and uncertainties that could affect the Company's business, financial condition and results of operations, which are incorporated by this reference as though fully set forth herein. The Company cautions you not to place undue reliance on the forward-looking statements, which speak only as of the date hereof. PDC undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts:    Michael Edwards
Senior Director Investor Relations
303-860-5820
michael.edwards@pdce.com

Kyle Sourk
Manager Investor Relations
303-318-6150
kyle.sourk@pdce.com

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